UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 2, 2007

Golden Oval Eggs, LLC

(Exact name of Registrant as Specified in its Charter)

Delaware (State Or Other Jurisdiction Of Incorporation)

000-51096 (Commission File Number)	20-0422519 (I.R.S. Employer Identification No.)

1800 Park Avenue East P.O. Box 615 Renville, MN (Address Of Principal Executive Offices)	56284 (Zip Code)

(320) 329-8182

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 2, 2007, Golden Oval Eggs, LLC (the “Company”) entered into an Employment, Non-Competition and Severance Agreement (the “Employment Agreement”) effective August 1, 2007 with Thomas A. Powell.  Mr. Powell was appointed as the Company’s Chief Financial Officer effective July 1, 2007.  A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

The term of the Employment Agreement is from August 1, 2007 through August 1, 2008 and the Employment Agreement will automatically renew for successive one-year periods unless either party provides not less than 60 days contrary notice to the other.  During the term of the Agreement, Mr. Powell will serve as the Company’s Chief Financial Officer for an annual base salary of $240,000.  Mr. Powell will also receive reimbursement of certain expenses up to $50,000 associated with joining the Company.

Mr. Powell will be entitled to group health, life, long-term disability and other insurance programs at the expense of the Company.  Mr. Powell will also be entitled to participate in the Company’s 401(k) program or any other group benefit s provided to other employees of the Company.  Under the Employment Agreement, Mr. Powell is also eligible for bonuses based upon a return on equity or gain on equity as performance.  Mr. Powell is eligible for a bonus based on return on equity of up to 150% of his base salary with the bonus payable 50% in cash and 50% in the Company’s Class A units.  The number of Class A units that will be issued will be based upon the higher of book or market value of the units at the time the bonus is awarded.  The amount and form of payment of any bonus based on gain on equity will depend upon the transaction resulting in gain on equity.  Mr. Powell also is eligible for an individual performance bonus of up to 45% of his salary, based on specific goals to be established by the Chief Executive Officer with the bonus paid in cash.  The cash portion of any bonus will be paid no later than 30 days after the audited financial statements are approved by the Company’s Board of Directors unless deferred by the executive to the next tax year.

The units portion of any bonus (the “Bonus Units”) will be issued as of the beginning of the fiscal year.  For a period of one year from the effective date of issuance, the Bonus Units are nontransferable and subject to forfeiture to the Company upon termination of the Mr. Powell’s employment for cause or termination of the executive’s employment at the executive’s election upon written notice (each, a “Forfeiture Event”).  After one year and until two years after the effective date of issuance, two-thirds of the Bonus Units are nontransferable and subject to forfeiture upon the occurrence of a Forfeiture Event.  After two year and until three years after the effective date of issuance, one-third of the Bonus Units are nontransferable and subject to forfeiture upon the occurrence of a Forfeiture Event.  The restrictions on transferability and forfeiture provisions terminate at the end of three years after the effective date of issuance to Mr. Powell, upon the occurrence of a change in control of the Company resulting in a different group of owners obtaining governance rights to elect a majority of the Board of Directors, or upon retirement of at age 59 1/2 years of age or older.

The Employment Agreement terminates upon the first to occur of the last day of the employment term if either party has given notice to the other of non-renewal, a date specified by either party in a written notice to the other, the death or permanent disability of the Mr. Powell, “for cause” as defined in the Employment Agreement or by mutual agreement of Mr. Powell and the Company.

If the employment term is terminated other than by the Mr. Powell’s death or disability, the Company is obligated to pay Mr. Powell an amount equal to his base salary, in normal salary payment intervals, for a period of twelve months or for as long as the provisions regarding noncompetition are in effect and Mr. Powell complies with the covenants set forth in the Agreement.  The Company will also provide Mr. Powell with group benefits during this severance period.

The Employment Agreement also contain provisions prohibiting Mr. Powell from competing with the Company for a period of 12 months after the termination of the employment term, provisions relating to the disclosure, use and return of the Company’ s confidential information and provisions requiring Mr. Powell to assign to the Company intellectual property developed by them.  Upon breach of any of these provisions, the Company may terminate any payments it is otherwise obligated to make under the Employment Agreement, among other remedies.

The above summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Employment Agreement, which is included as Exhibit 10.1 to this filing and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
10.1	Employment, Non-Competition, and Severance Agreement effective August 1, 2007 by and between Golden Oval Eggs, LLC and Thomas A. Powell.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOLDEN OVAL EGGS, LLC

By:	/s/ Dana Persson
Dana Persson
President and Chief Executive Officer

Date: August 8, 2007